Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS SECOND QUARTER 2013 RESULTS

CHATTANOOGA, Tenn. (July 31, 2013) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the second quarter ended June 29, 2013. In the second quarter of 2013, the Company had sales of $83,617,000 and income from continuing operations of $1,677,000, or $0.13 per diluted share, compared with sales of $66,566,000 and a loss from continuing operations of $404,000, or $0.03 per diluted share for the second quarter of 2012.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, “The second quarter was one of strong performance both residentially and commercially. Dixie had a year-over-year sales improvement of 26% with sales growth in all areas of the business. Our sales growth in the residential business was 27% as compared to the same period a year ago. We believe the residential market grew during the quarter in the high single digits with the market strengthening as the quarter progressed. It appears that the residential carpet market is now being positively impacted by the increase in the housing sector that began in 2012. Sales for our commercial products increased 21% versus the second quarter of 2012. This increase was in comparison to the commercial market being up only slightly in our estimation.

“Our continued growth in excess of 20% in 2013 is a result of the investments we have made over the last several years in new products and sales coverage. The residential growth was a combination of strong results in our mass merchant area, continued growth of our Stainmaster® TruSoft® and SolarMax® products, strength in our wool business and momentum gained from the integration of the Gulistan products purchased late last year. The shift to softer products, as demonstrated by the growth of our Stainmaster® TruSoft® products, continued throughout the quarter. In addition, the success of our high performance Stainmaster® SolarMax® products has led us to expand manufacturing capacity to fulfill rising demand. Sales for all of our residential brands were up for the quarter and all retail channels are showing strength early in the third quarter. In the commercial market, we had growth in both our modular carpet tile and broadloom product categories. Our market strength in the store planning sector was of particular note during the quarter. The response to our SPEAK modular carpet tile and FIT office remodel collections has been very favorable. These high performance products give us added breadth in our line and fulfill the need for high styled modular and broadloom carpet products in today's market. We implemented the planned expansion of both our residential and commercial sales forces in the first half of the year to give us more strategic focus in select markets. Avant Contract, our newest commercial brand, launched its first series of products during the quarter. The Avant Contract brand is primarily focused on the fastest growing commercial segment, the modular office market. The initial impressions of Avant's edgier use of patterns, textures and colors combined with the marketing campaign promoting local and regional Artisans is being well received by the Architectural and Design community. We expect Avant to positively impact our sales in 2014. Our continued investment in products, processes and people has positioned us to continue to outperform the industry at the high end of the marketplace.

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Exhibit 99.1

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The Dixie Group Reports Second Quarter 2013 Results

July 31, 2013

"The quarter had a gross profit margin of 26.7% and an operating income of 3.9% of net sales. Our growth initiatives begun in 2012 resulted in increased operating utilization but also added expense as we responded quickly to the increased demand. The additional costs from our Roanoke yarn expansion, the Crown Rug and Colormaster continuous dye house integrations, and the higher sampling costs as we accelerated our investment in new products in 2013, negatively impacted our operating income by over $1 million during the quarter. Our tax rate was 27% for the period.

“Working capital increased by $8,851,000 during the quarter due to higher receivables and inventory to support our higher level of sales. Our inventory turns improved 11% versus the same period in the prior year. Capital leases and expenditures were $3,441,000, while depreciation and amortization was $2,559,000 for the period. We anticipate capital leases and expenditures to be $13,500,000 and depreciation and amortization to be $10,300,000 for the entire year of 2013. Total debt increased $7,873,000 during the quarter. Availability under our credit lines was $25.0 million at quarter end. Subsequent to quarter end, we amended and extended our senior credit facility to accommodate the growth in working capital as we continue to grow our sales. In addition, in early July we completed the acquisition of Robertex Associates, a maker of fine wool products.

"We are pleased to see residential industry growth in the second quarter as this signals to us that the recovery in the housing sector has finally impacted the carpet market. Despite potential macro-economic issues, we believe that conditions in the upper-end residential portion of our industry will continue to improve during 2013. The commercial market appears to be stable with the highest growth in the modular carpet tile segment. We continue our commitment to growing our market share with innovative products, refinement of our manufacturing processes and investment in our people,” Frierson concluded.

The Company's loss from discontinued operations was $32,000, or $0.00 per diluted share, for the second quarter of 2013, compared with a loss from discontinued operations of $29,000, or $0.00 per diluted share, for the prior year. Including discontinued operations, the Company reported a net income of $1,645,000, or $0.13 per diluted share, for the second quarter of 2013, compared with a net loss of $433,000, or $0.03 per diluted share, for the year-earlier period.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com. The simulcast will begin at approximately 9:00 a.m. Eastern Time on July 31, 2013. A replay will be available approximately two hours later and will continue for approximately 30 days. If Internet access is unavailable, a listen-only telephonic conference will be available by dialing (913) 312-0953 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (719) 457-0820 and entering 2816116 when prompted for the access code.

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Masland Contract and Avant brands.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

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The Dixie Group Reports Second Quarter 2013 Results

July 31, 2013

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
NET SALES	$83,617	$66,566	$159,057	$129,416
Cost of sales	61,315	50,847	118,342	97,995
GROSS PROFIT	22,302	15,719	40,715	31,421
Selling and administrative expenses	18,841	15,683	35,737	30,745
Other operating expense, net	190	76	30	96
OPERATING INCOME (LOSS)	3,271	(40)	4,948	580
Interest expense	869	762	1,864	1,488
Other (income) expense, net	11	(95)	18	(92)
Refinancing expenses	94	—	94	—
Income (loss) from continuing operations before taxes	2,297	(707)	2,972	(816)
Income tax provision (benefit)	620	(303)	643	(308)
Income (loss) from continuing operations	1,677	(404)	2,329	(508)
Loss from discontinued operations, net of tax	(32)	(29)	(47)	(106)
NET INCOME (LOSS)	$1,645	$(433)	$2,282	$(614)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.13	$(0.03)	$0.18	$(0.04)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.01)
Net income (loss)	$0.13	$(0.03)	$0.18	$(0.05)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.13	$(0.03)	$0.17	$(0.04)
Discontinued operations	(0.00)	(0.00)	(0.00)	(0.01)
Net income (loss)	$0.13	$(0.03)	$0.17	$(0.05)

Weighted-average shares outstanding:
Basic	12,733	12,633	12,704	12,619
Diluted	12,846	12,633	12,793	12,619

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The Dixie Group Reports Second Quarter 2013 Results

July 31, 2013

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	June 29, 2013	December 29, 2012
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$211	$491
Receivables, net	43,085	32,469
Inventories	79,657	72,245
Other	10,032	9,850
Total Current Assets	132,985	115,055

Property, Plant and Equipment, Net	70,597	69,483
Other Assets	18,444	17,232
TOTAL ASSETS	$222,026	$201,770

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$41,131	$34,038
Current portion of long-term debt	3,122	4,059
Total Current Liabilities	44,253	38,097

Long-Term Debt	91,505	80,166
Deferred Income Taxes	3,509	3,824
Other Liabilities	15,702	15,637
Stockholders' Equity	67,057	64,046
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$222,026	$201,770

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